CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Killman, Murrell & Company, P. C. hereby consents to the inclusion of our report dated April 20, 2006, except for Note 13, as to which the date is May 12, 2006, on the consolidated financial statements of Viral Genetics, Inc. for the year ended December 31, 2005, and in the Viral Genetics, Inc. Form-10-KSB for the year ended December 31, 2005, and the inclusion of our name under the heading “Experts” in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

/s/ Killman, Murrell, & Company, P.C.

Killman, Murrell & Company, P.C.

Odessa, Texas

May 15, 2006